For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports 3rd Quarter Results

FEDERAL WAY, Wash. (Oct. 30, 2009) – Weyerhaeuser Company (NYSE: WY) today reported break-even results for third quarter 2009 on net sales from continuing operations of $1.4 billion.

This compares with net earnings of $280 million, or $1.33 per share, on net sales from continuing operations of $2.1 billion for the same period last year.

SIGNIFICANT THIRD QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Gain on sale of 140,000 acres of non-strategic timberlands	$98	$0.46
Alternative fuel mixture credits	$74	$0.35
Corporate and Wood Products asset impairments and restructuring charges	($62)	($0.29)
Real Estate asset impairments and restructuring charges	($33)	($0.16)
Income tax adjustments	($21)	($0.10)

Excluding these items, the company reported a net loss of $56 million, or $0.26 per share, in the third quarter of 2009.

SIGNIFICANT THIRD QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Sale of Containerboard, Packaging & Recycling operations	$303	$1.44
Sale of Australian operations	$158	$0.75
Real estate-related charges	($144)	($0.69)
Wood Products asset impairments	($24)	($0.11)
Restructuring activities	($10)	($0.05)

Excluding these items, the company reported a net loss of $3 million, or $0.01 per share, in the third quarter of 2008.

"With three of our four business segments linked closely to U.S. housing starts, this recession continues to affect our financial performance," said Dan Fulton, president and chief executive officer. "Although we saw signs of improvement in the housing sector early in the third quarter, the market remains fragile. In response, we continue cutting costs and improving operations to weather the prolonged downturn and emerge a stronger company when the housing market eventually recovers."

SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	3Q 2009	3Q 2008	Change
Net earnings	$ —	$280	($280)
Earnings per share	$ —	$1.33	($1.33)
Net sales from continuing operations	$1,407	$2,107	($700)

SEGMENT RESULTS FOR THIRD QUARTER
Contributions (Charges) to Pre-Tax Earnings

Millions	3Q 2009	3Q 2008	Change
Timberlands	$219	$107	$112
Wood Products	($97)	($146)	$49
Cellulose Fibers	$166	$78	$88
Real Estate	($64)	($316)	$252

TIMBERLANDS

	3Q 2009	2Q 2009	Change
Contribution to pre-tax earnings (millions)	$219	$66	$153

3Q 2009 Performance – Excluding a pre-tax gain of $163 million from the sale of 140,000 acres of non-strategic timberlands in northwestern Oregon, the segment’s third quarter results decreased $10 million.

Third quarter earnings from operations were lower primarily due to additional harvest deferrals and lower sales of non-strategic timberlands other than the transaction mentioned above. These reductions were partially offset by a sale of mineral royalties for approximately $6 million. Losses related to international operations were $4 million, compared to $7 million in second quarter.

4Q 2009 Outlook –Weyerhaeuser expects earnings to be lower than third quarter primarily due to additional harvest deferrals and seasonally higher silviculture costs. No significant non-strategic land sales are anticipated in the fourth quarter.

WOOD PRODUCTS

	3Q 2009	2Q 2009	Change
Charge to pre-tax earnings (millions)	($97)	($162)	$65

3Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s third quarter loss decreased $55 million.

•	Third quarter 2009 included charges of $5 million for closures, restructuring and asset impairments.
•	Second quarter 2009 included charges of $15 million primarily for closures, restructuring and asset impairments.

Performance improved due to higher lumber and oriented strand board sales prices, continued cost control measures and lower log costs. Volumes were down in all product lines except engineered wood products.

4Q 2009 Outlook – Weyerhaeuser expects a higher operating loss with seasonally lower volumes and reduced prices.

CELLULOSE FIBERS

	3Q 2009	2Q 2009	Change
Contribution to pre-tax earnings (millions)	$166	$100	$66

3Q 2009 Performance – Third quarter 2009 included a pre-tax gain of $122 million related to alternative fuel mixture credits, compared to $107 million in the second quarter.  Excluding the credit, the segment’s earnings improved $51 million in the third quarter.

Fewer annual maintenance outages and completion of the boiler repair at Columbus, Mississippi early in the third quarter resulted in lower maintenance costs and improved productivity.  Higher average price realizations and volumes for pulp along with lower raw material costs contributed to the improvement.

4Q 2009 Outlook –Excluding the effect of alternative fuel mixture credits, Weyerhaeuser expects earnings from operations for fourth quarter to be comparable to third quarter. Improved pulp price realizations are expected to be offset by increased annual maintenance and fiber costs.

REAL ESTATE

	3Q 2009	2Q 2009	Change
Charge to pre-tax earnings (millions)	($64)	($50)	($14)

3Q 2009 Performance – Excluding the pre-tax items noted below, the segment’s third quarter loss decreased $5 million.

•	Asset impairments, restructuring and investment-related charges were $55 million in the third quarter compared to $52 million in the second quarter.
•	Second quarter included a gain of $9 million from the sale of partnership interests and $7 million from the sale of land and lots.

Homebuilding operations closed 506 single-family homes, a 9 percent increase from second quarter. However, the average price of homes closed was down 6 percent from the previous quarter, primarily due to mix.  The number of homes in the backlog increased 10 percent over the last quarter to 997 units.

4Q 2009 Outlook – Weyerhaeuser expects slightly improved results from homebuilding operations in the fourth quarter due to seasonally increased volumes.

CORPORATE AND OTHER

Third quarter results for the Corporate and Other segment include the following pre-tax items:

•	Corporate restructuring charges include a $60 million noncash pension charge triggered by the amount of distributions paid during 2009 to former salaried employees.
•	The company recognized charges of $35 million related to other corporate restructuring activities, primarily for the impairment of corporate-region assets.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.wy.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 30 to discuss third quarter results.

To access the conference call from within North America, dial 1-877-941-8632 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-480-629-9821. Replays will be available for one week at 1-800-406-7325 (access code – 4167921) from within North America and at 1-303-590-3030 (access code – 4167921) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q3 2009 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions.  Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements.  There is no guarantee that any of the events anticipated by these forward-looking statements will occur.  If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition.  The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions.  They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,& #8221; and “plans.”  In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the fourth quarter of 2009, including fee timber harvest levels and operating costs in the Timberlands segment, sales of non-strategic timberlands, demand and pricing for our products in the Wood Products segment, increased expenses for annual planned maintenance and raw material costs in the Cellulose Fiber segment, average pulp price realizations, home sale closings and prices, cost control measures, and earnings and performance of our business segments.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;
•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;
•	raw material prices;
•	energy prices;
•	transportation costs;
•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;
•	changes in the Company’s business support functions and support costs;
•	performance of the company’s manufacturing operations, including maintenance requirements and operating efficiencies;
•	changes in legislation or tax rules;
•	the level of competition from domestic and foreign producers;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	the effect of weather;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	changes in accounting principles;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, China and Korea.  It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.